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                                                                       EXHIBIT 5

                         April 11, 1997



Alan G. Lutz, Senior Vice President
   and General Manager, Communications
   Products Group
Compaq Computer Corporation
20555 SH249
Houston, Texas  77070

                           CONFIDENTIALITY AGREEMENT
                           -------------------------

Dear Alan:

In connection with your possible interest in the acquisition of all or part of the equity or assets as contemplated by that certain draft Agreement and Plan of Merger, (any, a "Transaction") of Microcom, Inc. (the "Company"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us.

Accordingly, you hereby agree that:

1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with
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     paragraph 3 below), without our prior written consent, disclose any
     Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you
                                                    --------  -------
     may reveal the Information to your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

3. If you determine not to proceed with the Transaction, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), of that decision and, in that case, and at any time upon the request of the Company or any of our Representatives, you will either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of the written Information in your or your Representatives' possession. Any oral Information will continue to be subject to the terms of this letter agreement.

4. You acknowledge that neither we, nor Morgan Stanley or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of
     Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.
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5.   You are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

6. You agree that, for a period of two years from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact or who were discussed with you in connection with your consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who (i) contacts you on his or her own initiative without any direct or indirect solicitation by you (it being understood that any public general solicitation not directed toward any particular individual or group of individuals will not constitute solicitation for these purposes) or (ii) who is terminated by such person's employer prior to commencement of discussions with you.

7. Prior to execution of any definitive agreement with respect to the Transaction, you agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Morgan Stanley and not to the Company. You acknowledge and agree that (a) we may, without limitation, negotiate with any prospective buyer and enter into a preliminary or definitive agreement without prior notice to you or any other person, (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

8. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by you or by your
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     Representatives, then you will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

9. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. This letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts between residents of that State and executed in and to be performed in that State.

11. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                    Very truly yours,

                    MICROCOM, INC.


                              By:  /s/ Peter J. Minihane
                                   -------------------------------------
                              Name:  Peter J. Minihane
                                     -----------------------------------
                              Title:  Executive Vice President, CFO and
                                      ----------------------------------
                                      Treasurer
                                      ---------
Accepted and Agreed as of the date
first written above:

COMPAQ COMPUTER CORPORATION


By:       /s/ Earl L. Mason
          ---------------------
Name:     Earl L. Mason
          ---------------------
Title:    Senior Vice President
          ---------------------